Exhibit 99.1

For Information

Mark A. Hellerstein

Robert T. Hanley

303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY UPDATES GUIDANCE AND PROVIDES OPERATIONS UPDATE; SCHEDULES FIRST QUARTER 2006 EARNINGS CONFERENCE CALL

FOR MAY 4, 2006

DENVER, April 6, 2006 – St. Mary Land & Exploration Company (NYSE: SM) today updated its guidance for the first quarter and full year 2006 and provided an update of its operations. In addition, St. Mary has scheduled its first quarter 2006 earnings conference call for May 4, 2006.

FIRST QUARTER 2006 EXPLORATION AND DEVELOPMENT PROGRAM

During the first quarter of 2006, St. Mary participated in the drilling of 45 conventional wells, of which 44 were completed as producers (98% success rate). The Company recompleted 24 wells, of which 18 were successfully recompleted (75% success rate). At the end of the first quarter, St. Mary was completing 60 conventional wells, recompleting nine conventional wells, and 25 wells were drilling. The Company also drilled 47 wells in its Hanging Woman Basin coalbed natural gas program during the first quarter.

MID-CONTINENT REGION

In the Mid-Continent region there was activity on 49 wells during the first quarter with 17 successful completions, two successful recompletions, one dry hole, and 29 wells drilling or being completed at the end of the quarter. There were five successful completions in Northeast Mayfield during the first quarter. Four wells were being completed and three wells were drilling in Northeast Mayfield at the end of the quarter. Completed Atoka/Granite Wash wells in Northeast Mayfield during the first quarter include the Flowers Trust 1-35 (SM 46% WI) completed at 6,500 MCFD and the Mary 1-2 (SM 44% WI) completed at an initial rate of 2,000 MCFD. The TGL 1-32 (SM 36% WI) was successfully recompleted at an initial rate of 1,200 MCFD in the Atoka and Morrow formations.

In the Centrahoma field, St. Mary recently completed its fifth horizontal Cromwell sandstone well, the Jason K 3-6 (SM 100% WI), with an initial rate of 1,300 MCFD. In the Woodford shale, the Company is currently completing its second horizontal well.

The Company is also still evaluating the results of its first horizontal well in the Wapanucka limestone. St. Mary holds 36,000 gross and 20,000 net contiguous acres in the Centrahoma field where it had a successful vertical well program for several years. The Company has two rigs committed to the area where it will continue to refine its drilling and completion techniques in each respective formation over the remainder of the year.

ROCKIES REGION

During the first quarter there were 48 active wells in the Rockies region, excluding coalbed natural gas wells. Ten wells were successful completions with no dry holes. There were two successful recompletions with one dry hole. Twenty-four wells were completing, four wells were recompleting, and seven wells were drilling at March 31. Included in the active wells count were seven middle Bakken completions in the Williston Basin. These completions included the Pleasant Valley 2-6H (SM 44% WI) completed at a rate of 390 BOPD, the Anvik 16-18H (SM 65% WI) completed at an initial rate of 330 BOPD, and the Lyle Pederson 2-17H (SM 63% WI) completed at an initial rate of 200 BOPD.

The Company completed 11 and drilled 47 wells during the first quarter in its Hanging Woman Basin coalbed natural gas program in the northern Powder River Basin. Seventy-one wells were at various phases of completion at the end of the quarter. St. Mary had 154 wells producing as of March 31 with 16 of those in the dewatering stage. Current gross production is approximately 3,700 MCFD.

ARKLATEX REGION

Ten wells in the ArkLaTex region were completed as producing wells during the first quarter with no dry holes. Fifteen wells are currently being completed and six are drilling. In the Terryville field, the Colquitt No. 1-Alt (SM 60% WI) was completed at a rate of 2,500 MCFD. The Keris No. 9 (SM 22% WI) in the Box Church field was recompleted at a rate of 2,300 MCFD. In Elm Grove, the EGP 19-2 Alt (SM 19% WI) was completed at a rate of 1,600 MCFD. As of the end of the quarter, three wells were drilling and five wells were completing in the Elm Grove field.

GULF COAST / PERMIAN REGION

The first quarter activity at the Judge Digby field included the completion of the Ivy J. Major #7 (SM 11.5% WI) at a rate of 50,000 MCFD and the recompletion of the Ivy J. Major #4 (SM 11.5% WI) at a rate of 40,000 MCFD. The SM 24-1 ST, in which St. Mary has a royalty interest of 21%, is producing at 15,000 MCFD after going on production in late January 2006.

UPDATED FORECAST

The Company updated its forecast for the first quarter and full year of 2006 as follows:

1st Quarter Year
Oil and gas production	21.5 - 22.5 BCFE	96.0 - 98.0 BCFE
Lease operating expenses,
including transportation	$1.23 - $1.29/MCFE	$1.20 - $1.26/MCFE
Production taxes	$0.50 - $0.54/MCFE	$0.55 - $0.61/MCFE
General and administrative expense	$0.52 - $0.56/MCFE	$0.45 - $0.50/MCFE
Depreciation, depletion & amort.	$1.54 - $1.60/MCFE	$1.81 - $1.89/MCFE

Non-cash expense related to the change

in the Net Profits plan liability	$6 - $8 million

St. Mary estimates the basis differential (the difference between estimated realized oil and gas prices, before hedging, and the applicable NYMEX prices) for the first quarter of 2006 will be $5.50 to $6.00 per barrel for oil and $1.55 to $1.75 per MMbtu for gas.

EARNINGS RELEASE AND CONFERENCE CALL

St. Mary is scheduled to release first quarter 2006 earnings after the close of trading on the NYSE on May 3, 2006. The teleconference call to discuss first quarter results is scheduled for May 4, 2006, at 8:00 am (MDT). The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through May 14 at 800-642-1687, conference number 7667868. International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 7667868. In addition, the call will be broadcast live at St. Mary’s website at www.stmaryland.com and the earnings press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News-Press Releases.” An audio recording of the conference call will be available at that site through May 14.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, the risks of various exploration and hedging strategies, the uncertain nature of the expected benefits from the acquisition of oil and gas properties, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, the potential impact of government regulations, the use of management estimates, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2005 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-06-05

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